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                                                                    EXHIBIT 4.22


                      SECOND AMENDMENT TO CREDIT AGREEMENT


         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of March 21, 1997, is entered into by and among CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Company"), FLEET NATIONAL BANK, as Co-Agent, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for itself and the Banks (the "Agent") and as letter of credit issuing bank, and the several financial institutions party to the Credit Agreement (collectively, the "Banks").

                                    RECITALS

         A. The Company, Banks, and Agent are parties to a Credit Agreement dated as of July 24, 1996, as amended by a First Amendment to Credit Agreement dated as of October 10, 1996, effective as of September 30, 1996 (as so amended, the "Credit Agreement") pursuant to which the Agent and the Banks have extended certain credit facilities to the Company.

         B. The Company has requested that the Banks agree to certain amendments of the Credit Agreement.

         C. The Banks are willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

         2.        Amendments to Credit Agreement.

                 (a) The definition of Applicable Margin in Section 1.01 shall be amended and restated in its entirety to read as follows:

                 "'Applicable Margin' means

                 (i)      with respect to Base Rate Loans, 0%; and


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                 (ii)     with respect to Offshore Rate Loans, as follows:

                          (A)     0.45%, if the Facility Utilization is less
than 25%,

                          (B) 0.525%, if the Facility Utilization is greater than or equal to 25% and less than 50%,

                          (C) 0.60%, if the Facility Utilization is greater than or equal to 50% and less than 75%, or

                          (D) 0.70%, if the Facility Utilization is greater than or equal to 75%;

         provided, however, that if at any time the Company's Total Debt/Capitalization Ratio as reported in the Company's most recent Compliance Certificate delivered to the Agent and the Banks as provided in Section 7.02 exceeds 0.35 to 1.00, then 0.10% shall be added to the Applicable Margin with respect to Offshore Rate Loans, effective 90 days after the last day of the fiscal year or 45 days after the last day of the fiscal quarter, as the case may be, to which such Compliance Certificate relates. For the period from the Closing Date until the date on which a change in the Total Debt/Capitalization Ratio becomes effective as provided in the preceding proviso, the Total Debt/Capitalization Ratio shall be as reported in the Company's Compliance Certificate delivered to the Agent and the Banks on the Closing Date."

                 (b) The first sentence of Subsection 3.08(a) shall be amended and restated in its entirety to read as follows:

                          "(a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit at a rate per annum equal to:

                                (i)  0.45%, if the Facility Utilization is
                        less than 25%;

                                (ii)  0.525%, if the Facility Utilization is
                        greater than or equal to 25% and less than 50%;





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                                (iii)  0.60%, if the Facility Utilization is
                        greater than or equal to 50% and less than 75%; or

                                (iv)   0.70%, if the Facility Utilization is
                        greater than or equal to 75%,

                of the average daily maximum amount available to be drawn under the outstanding Letters of Credit, computed on a 360-day basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit oustanding for that quarter as calculated by the Agent."

                         (c)        Section 7.12 of the Credit Agreement shall
be amended by deleting the period and inserting the following at the end thereof:
                 "; including, for the avoidance of doubt, for the redemption of the outstanding Convertible Subordinated Notes to the extent permitted by Section 8.13."

                 (d) Subsection 7.13(d) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                          "(d)  (i) at the end of each fiscal quarter after the
                 Closing Date through and including the quarter ending December 31, 1996, on a rolling four-quarter basis, a ratio of (x) earnings before interest income and interest expense and taxes plus lease expense, to (y) interest expense plus lease expense plus current maturities of long term debt plus outstanding Loans and issued and outstanding Letters of Credit hereunder, of not less than 1.25 to 1.00; and (ii) at the end of each fiscal quarter after the Closing Date commencing with the fiscal quarter ending March 31, 1997, on a rolling four-quarter basis, a ratio of (x) earnings before interest income and interest expense and taxes plus lease expense, to
                 (y) interest expense plus lease expense plus current maturities of long term debt, of not less than 1.25 to 1.00."

                 (e) Section 8.01 of the Credit Agreement shall be amended as follows:

                          (i) The word "and" at the end of Subsection (l) shall be deleted, the periods at the end of Subsections (m)



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         and (n) shall be deleted and replaced with semi-colons, and the period at the end of Subsection (o) shall be deleted and replaced with "; and".

                          (ii)  A new Subsection (p) shall be added which reads
as follows:

                                  "(p)  Liens on equipment owned by the Company
                 or one or more of its Subsidiaries given solely to secure new financing pursuant to which the present market value of such equipment plus the present market value of equipment disposed of in sale and leaseback transactions permitted by Subsection 8.02(h) does not exceed $100,000,000; provided that the amount of debt secured thereby does not exceed the value of the equipment subject to the Liens permitted hereby."

                 (f) Section 8.02 of the Credit Agreement shall be amended as follows:

                          (i) The word "and" at the end of Subsection (f) shall be deleted, and the period at the end of Subsection (g) shall be deleted and replaced with "; and".

                          (ii) A new Subsection (h) shall be added which reads as follows:

                                  "(h)  dispositions of equipment made as a
                 part of sale and leaseback transactions conducted by the Company or one or more of its subsidiaries pursuant to which the present market value of such equipment plus the present market value of equipment subjected to Liens permitted by Subsection 8.01(p) does not exceed $100,000,000."

                 (g) Section 8.05 of the Credit Agreement shall be amended as follows:

                          (i)            The word "and" at the end of
         Subsection (c) shall be deleted, and the period at the end of Subsection (d) shall be deleted and replaced with "; and"".

                          (ii) A new Subsection (e) shall be added which reads as follows:





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                 "Indebtedness secured by the Permitted Liens which are set forth in Subsections 8.01 (i), (j), (n), and (p)."

                 (h) Section 8.13 of the Credit Agreement shall be amended by deleting the period and adding the following proviso at the end of the first sentence thereof:

                 "; and provided further that on or before March 31, 1997, the Company shall be permitted to redeem for cash the outstanding Convertible Subordinated Notes for a redemption price of up to $100,000,000 for which a call was issued on February 24, 1997."

                 (i) Exhibit C to the Credit Agreement shall be amended at Schedule 1 thereof by amending and restating such Schedule 1 in its entirety to read as set forth in Schedule 1 attached hereto.

         3. Representations and Warranties. The Company hereby represents and warrants to the Agent and the Banks as follows:

                 (a) No Default or Event of Default has occurred and is continuing.

                 (b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

                   All representations and warranties of the Company contained in the Credit Agreement are in all material respects true and correct.

                 (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other Person.

         4. Effective Date. This Amendment will become effective as of March 21, 1997 (the "Effective Date"), provided that (a) the





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Agent has received from the Company and the Majority Banks a duly executed original (or, if elected by the Agent, an executed facsimile copy) of this Amendment, (b) the Agent has received payment of an amendment fee equal to 0.10% of the aggregate Commitments for the benefit of the Banks each in accordance with its Pro Rata Share, and (c) BofA shall have received the Arrangement Fee to be paid pursuant to that certain Fee Letter dated March 19, 1997.

         5. Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to execute similar amendments under the same or similar circumstances in the future.

         6.               Miscellaneous.

                 (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

                 (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

                 (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

                 (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Company shall bind such Bank or the Company, respectively, with the same force and effect as the delivery of a hard copy





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original.  Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

                 (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of
Section 11.01 of the Credit Agreement.

                 (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

                 (g) The Company covenants to pay to or reimburse the Agent within 30 Business Days after demand, for all reasonable costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.





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                 IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Amendment as of the date first above written.


                         CYPRESS SEMICONDUCTOR CORPORATION


                         By: __________________________

                         Title: _______________________


                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION, as
                         Agent


                         By: _________________________

                         Title: ______________________


                         FLEET NATIONAL BANK, as Co-Agent


                         By: _________________________

                         Title: ______________________


                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION, as a
                         Bank and as Issuing Bank


                         By: _________________________

                         Title: ______________________


                         FLEET NATIONAL BANK,
                         as a Bank





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                         By: _________________________

                         Title: ______________________

                         BANQUE NATIONALE DE PARIS


                         By: _________________________

                         Title: ______________________


                         By: _________________________

                         Title: ______________________



                         THE SUMITOMO TRUST & BANKING
                         CO., LTD., LOS ANGELES AGENCY


                         By: _________________________

                         Title: ______________________





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